Exhibit 10(a)

                       Summary of Terms of
                      Resignation Agreement


This Summary of Terms is between E. Joseph Zemke and Amdahl Corporation ("Company"). Mr. Zemke resigned as President, CEO and Director of the Company for personal reasons effective March 14, 1996. Although he has resigned, Mr. Zemke will be entitled to the following benefits and will agree to the following consulting services and non-competition and release provisions:

1.   Mr. Zemke will be paid an aggregate of $2,502,000
     representing two years salary and bonuses, payable over 24 months in equal installments starting March 31, 1996.

2. The Company will, at its expense, provide Mr. Zemke and his eligible dependents with continued health care coverage under the Company's medical/dental plan until the earlier of March 14, 1998 or the first date Mr. Zemke is covered under another employer's health benefit program providing similar benefits without exclusion for pre-existing medical conditions.

3. Each of Mr. Zemke's outstanding stock options will become fully exercisable as of March 14, 1996 or such other times as the Company and Mr. Zemke agree. All accelerated options and vested options will remain fully exercisable for 2 years but not beyond the end of the option term.

4.   All restrictions applicable to Company stock held by Mr.
     Zemke will lapse as of March 14, 1996 or on such other dates as the Company and Mr. Zemke agree.

5. Mr. Zemke will vest in all of his accounts under the short-term Performance Unit Plan, and he will be credited with 2 additional years of service under the long-term Performance
     Unit Plan. The entire short-term account and the vested balance of the long-term account will be paid to Mr. Zemke in accordance with applicable pay out provisions.

6. Mr. Zemke will make himself available for consulting services reasonably requested of him until March 14, 1998. Five thousand dollars per month of the monthly compensation provided in paragraph 1 will be for the consulting services. In addition, the Company will reimburse Mr. Zemke for all reasonable out of pocket expenses in connection with his consulting services.

7.   Until March 14, 1998

          (i) Mr. Zemke will not act as an employee, director, consultant or advisor to any business enterprise which is at the time in competition with the Company's existing or formally planned product lines and which is located geographically in an area where the Company maintains substantial business activities, without the prior written consent of the Board of Directors.

          (ii) Mr. Zemke will not directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

          (iii) Mr. Zemke will not induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor licensee or other business relation and the Company.

8. In the event of Mr. Zemke's death before payment of all amounts he is entitled to under this agreement, the payments will nevertheless be made to Mr. Zemke's estate on the due dates as if he had survived. Outstanding options may be exercised by the executor of Mr. Zemke's estate.

9. Mr. Zemke agrees to release the Company and Fujitsu Limited, and their affiliates, and each of their directors, officers, employees, agents and consultants from all claims except claims for the Company obligations under the terms of this Agreement.

10. Any controversy of any kind under this Resignation Agreement will be submitted to arbitration.

It is understood that a defenitive agreement containing the foregoing terms will be prepared and executed as promptly as practical.




                              AMDAHL CORPORATION

/s/ E. Joseph Zemke                By:  /s/ J. S. Webb
- -----------------------            ---------------------------
E. Joseph Zemke                         3-14-96